FOR IMMEDIATE RELEASE

Exhibit 99.1

AIRNET COMMUNICATIONS ANNOUNCES THIRD QUARTER RESULTS
Company Reports 5th Consecutive Quarter of Revenue Growth

Melbourne, FL, November 11, 2002 – AirNet Communications Corporation (NASDAQ: ANCC) today announced financial results for the third quarter ended September 30, 2002.

The Company reported net revenue of $7.3 million in the third quarter, compared to $7.2 million in the second quarter of 2002 and $2.1 million in the third quarter of 2001. Gross profit for the quarter was $1.8 million dollars compared to $1.8 million dollars in the second quarter of 2002 and a loss of ($1.5) million dollars in the third quarter of 2001. The Company reported an operating loss for the third quarter of $3.5 million, compared to a loss of $4.2 million in the second quarter of 2002 and a loss of $10.2 million in the third quarter of 2001. The net loss for the third quarter was $3.8 million, or $0.16 per basic and diluted share, compared to a net loss of $5.2 million or $0.22 per basic and diluted share in the second quarter of 2002 and $10.5 million or $0.44 per basic and diluted share in the third quarter of 2001.

Sequential quarterly improvement in revenue reflects sales to an African customer and TECORE Wireless Systems. The change in gross profit margin over the prior year’s quarter is attributable to improved material margins on higher revenues and reduced warranty expenses. Cash flow during the first nine months of this year, excluding financing activities of the Company, has improved from a use of cash during the first three quarters of 2001 of $44.3 million to $0.1 million of cash during the same period in 2002. The operating expense reduction, reduction in capital spending, revenue from existing inventory and increased customer collections made major contributions to this improvement in cash flow.

“In the face of a difficult telecom market, the third quarter was another outstanding quarter in terms of revenue, earnings and operating expenses for AirNet,” said Glenn Ehley, President and Chief Executive Officer of AirNet. “During the first nine months, the Company has done a good job managing its financial condition in terms of reducing inventory, increasing sales and collecting on accounts receivable. However, it still remains a challenging economic environment for wireless suppliers. We have successfully collected approximately $3.8M in cash during the fourth quarter thus far; however, our immediate requirement is to obtain an additional infusion of cash via near term sales and/or via corporate finance alternatives.”

Major events in the third quarter and for the first nine months of the year include:

•
Increased revenue in the third quarter of 2002, over the same period one year ago, by more than 240% to $7.3 million marking the fifth consecutive quarter of revenue growth. Revenue for the first nine months of 2002 was $21.0 million representing a 102% increase over revenue in the same period one year ago.

•
Significantly improved cash flow excluding financing activities from ($44.3) million in the first nine months of 2001 to ($0.1) million in the first three quarters of 2002. This is a $44.2 million improvement in cash outflow.

•
Gross margins increased from (72.2%) in the third quarter of last year to 25.3% in the third quarter of 2002 due to improved material margins, increased revenue volume, and reduced inventory write-downs.

•
Reduced the EPS loss 64% from ($0.44) in the third quarter of 2001 to ($0.16) for the third quarter of 2002 which is the lowest EPS loss since the Company went public. For the first nine months of 2002 EPS was ($0.59) compared to ($2.23) in the same period one year ago.

Per share amounts for the 2002 and 2001 results were based on 23.8 million weighted average shares and exclude shares issuable upon the conversion of the Series B convertible preferred stock and other convertible securities, since their effect is anti-dilutive.

Conference Call
The Company will hold a conference call today, November 11, 2002 at 5:30 p.m. (ET) to discuss the results and provide an outlook for the fourth quarter. Those interested in listening to the conference call should dial (785) 832-1077, Conference ID: AIRNET. For those who cannot participate in the live conference call, a replay will be available beginning at 8 p.m. ET on Monday, November 11, 2002, until midnight ET on November 19, 2002. The replay number for the conference call is (402) 220-0872.

About AirNet
AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost-effectively and simultaneously offer high-speed wireless Internet and voice services to mobile subscribers. AirNet’s patented broadband, software-defined AdaptaCell® base station solution provides a high-capacity base station with a software upgrade path to the wireless Internet. The Company’s AirSite® Backhaul Free™ base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 70 patents issued or filed and has received the coveted World Award for Best Technical Innovation from the GSM Association, representing over 400 operators around the world. More information about AirNet may be obtained by calling 321.984.1990, or by visiting the AirNet Web site at www.airnetcom.com.

For More Information:

AirNet Contact:
Stuart Dawley
Investor Relations Officer
+1 321-953-6780
sdawley@airnetcom.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the transition and evolution to high-speed data and wireless Internet services, future sales to customers and customer deployment plans. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and we assume no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to, inability to continue as a going concern and a potential bankruptcy filing without sufficient new sales and/or new capital, our limited customer base, including concentration of sales with one customer in particular, may cause cash flow issues, lack of liquidity and potential capital resources, the expectation of future losses and or negative cash flow, competitive pressures may reduce gross margins, ability to renew directors’ and officers’ liability insurance at affordable rates, retention and motivation of key personnel, difficulties in supporting developing wireless standards and protocols, difficulties in developing new products and features,. These and other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.

AirNet®, AdaptaCell® and AirSite® are registered trademarks with the U.S. Patent and Trademark Office. The stylized AirNet mark, Super Capacity™, Backhaul Free™, and We’re Ready for Anything™ are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

FINANCIAL STATEMENTS
(all numbers in $000’s except per share data and shares outstanding)
(All financial information included is unaudited.)
CONDENSED STATEMENT OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2001	2002	2001
NET REVENUES	$7,305	$2,127	$21,026	$10,407
COST OF REVENUES	5,457	3,246	15,441	13,722
WRITE-DOWN OF EXCESS AND OBSOLETE INVENTORY	—	417	—	7,253

Gross profit	1,848	(1,536)	5,585	(10,568)
OPERATING EXPENSES:
Research and development	3,046	4,440	9,688	22,760
Sales and marketing	1,391	1,716	4,353	10,541
General and administrative	912	2,516	3,500	8,838

Total costs and expenses	5,349	8,672	17,541	42,139

LOSS FROM OPERATIONS	(3,501)	(10,208)	(11,956)	(52,707)

OTHER INCOME (EXPENSE)
TOTAL OTHER INCOME (EXPENSE)	159	206	352	797

NET LOSS BEFORE EXTRAORDINARY ITEMS	(3,342)	(10,002)	(11,604)	(51,910)
EXTRAORDINARY GAIN ON VENDOR SETTLEMENTS	673	461	704	461

NET LOSS	(2,669)	(9,541)	(10,900)	(51,449)
ACCRETION OF DISCOUNT—REDEEMABLE PREFERRED STOCK	(511)	(407)	(1,450)	(606)
PREFERRED DIVIDENDS	(600)	(600)	(1,800)	(900)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,780)	$(10,548)	$(14,150)	$(52,955)

NET LOSS PER SHARE ATTRIBUTABLE TO
COMMON SHAREHOLDERS—Basic and diluted	$(0.16)	$(0.44)	$(0.59)	$(2.23)

WEIGHTED AVERAGE SHARES OUTSTANDING—Basic and diluted	23,833,296	23,791,179	23,815,218	23,783,648

CASH FLOW SUMMARY

	For the three months ended September 30,		For the nine months ended September 30,
	2002	2001	2002	2001
CASH FLOW
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(4,035)	$(7,733)	$(185)	$(40,405)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	70	23	43	(3,926)
CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(82)	(317)	(217)	27,300

NET CHANGE IN CASH	$(4,047)	$(8,027)	$(359)	$(17,031)

CONDENSED BALANCE SHEET

	As of
	Sept. 30, 2002	Dec. 31, 2001
ASSETS
Cash and cash equivalents	$4,343	$4,702
Accounts receivable—net	3,079	5,796
Inventories	14,997	21,871
Notes receivable	991	775
Other current assets	1,055	1,880

TOTAL CURRENT ASSETS	24,465	35,024
PROPERTY AND EQUIPMENT, NET	8,440	11,498
OTHER LONG-TERM ASSETS	2,512	3,353

TOTAL ASSETS	$35,417	$49,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,083	$5,224
Accrued expenses	3,400	2,817
Current portion of capital lease obligations	93	367
Customer deposits	472	548
Deferred revenues	1,562	2,637

TOTAL CURRENT LIABILITIES	8,610	11,593
TOTAL LONG-TERM LIABILITIES	4,540	3,570
Redeemable convertible preferred stock (liquidation value of $60,000,000 plus accrued dividends)	17,794	16,344
TOTAL STOCKHOLDERS’ EQUITY	4,473	18,368

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$35,417	$49,875